EXHIBIT 1.1

Amendment to the Articles of Association of

Aluminum Corporation of China Limited*

I. Due to the change of total equities and equities structure of the Company following its placement of 549,976,000 new H shares on Jan. 6, 2004 as well as the change of one promoter’s name from Guangxi Development and Investment Company Limited to Guangxi Investment (Group) Company Limited, The amendment to Articles 1, 21, 24 as provided in the Articles of Association is thereby proposed to be made as follows (abstract):

Article 1

Original: The promoter of the Company is: Aluminum Corporation of China, Guangxi Development and Investment Company Limited and Guizhou Material Development and Investment Company.

Amendment: The promoter of the Company is: Aluminum Corporation of China, Guangxi Investment (Group) Company Limited and Guizhou Material Development and Investment Company.

Article 21

Original: After incorporation, the Company shall issue 2,749,889,968 shares of common stock (including 6.2% over placement option), all of which are foreign shares listed overseas, among which 2,499,900,153 new shares are issued and 249,989,815 stock shares are sold by certain shareholders.

After the issuing, the Company will have the following equity structure: a total of 7,750,010,185 domestic shares, accounting for 73.8% of the Company’s total equities, including: 4,656,261,060 shares by the promoter Aluminum Corporation of China, accounting for around 44.4% of the total equities; 196,800,000 shares by the promoter Guangxi Development and Investment Co. Ltd., accounting for around 1.8% of the total equities; 129,430,000 shares by promoter Guizhou Provincial Materials Development and Investment Corporation, accounting for around 1.2% of the total equities; 1,610,332,210 shares by China Cinda Asset Management Corporation, accounting for around 15.3% of the total equities; 602,246,135 shares by China Orient Asset Management Corporation, accounting for around 5.7% of the total equities; 554,940,780 shares by State Development Bank, accounting for around 5.3% of the total equities. 2,749,889,968 shares (H shares) are held by investors of overseas listed foreign shares, accounting for around 26.3% of the Company’s total equities.

Amendment: After incorporation, the Company issued 3,299,865,968, all of which are foreign shares listed overseas, among which 3,049,876,153 new shares are issued and 249,989,815 stock shares are sold by certain shareholders.

After the H shares issuance, the total equity shares of the Company is 11,049,876,153 shares, the equity structure is as follows: a total of 7,750,010,185 domestic shares, accounting for 70.13% of the Company’s total equities, including: 4,656,261,060 shares by the promoter Aluminum Corporation of China, accounting for around 42.14% of the total equities; 196,800,000 shares by the promoter Guangxi Investment (Group) Company Limited, accounting for around 1.78% of the total equities; 129,430,000 shares by promoter Guizhou Provincial Materials Development and Investment Corporation, accounting for around 1.17% of the total equities; 1,610,332,210 shares by China Cinda Asset Management Corporation, accounting for around 14.57% of the total equities; 602,246,135 shares by China Orient Asset Management Corporation, accounting for around 5.45% of the total equities; 554,940,780 shares by State Development Bank, accounting for around 5.02% of the total equities 3,299,865,968 shares (H shares) are held by investors of overseas listed foreign shares, accounting for around 29.87% of the Company’s total equities.

Article 24

Original: The company has a registered capital of Rmb 10,499,900,153 yuan.

Amendment: The company has a registered capital of Rmb 11,049,876,153 yuan.

II. The amended Listing Rules on the Stock Exchange of Hong Kong Limited (“HKSE”) was issued by HKSE in the end-January 2004 (refer to Amendment to Listing Rules). Most of the rules as provided in the Amendment to Listing Rules will come into effect beginning from March 31, 2004. Amendments to the Articles 65. 72, 90, 94, 95, 133 as provided in the Articles of Association are thereby proposed to be made, in pursuant to Amendment to Listing Rules.

Article 65

Original: (3) the right to vote by hand or by a poll, but a proxy of a shareholder who has appointed more than one proxy may only vote on a poll. If the said shareholder is a recognized clearing house as defined by Securities and Futures (Clearing House) Ordinance (Chapter 420 of Hong Kong Law), the shareholder may authorize one or more suitable persons to act as its representative at any shareholders’ general meeting or any kinds of shareholders’ general meeting; however, if more than one person are authorized, the power of attorney shall clearly indicate the number and types of the stocks involved by way of the said authorization. The persons after such authorization may represent the recognized clearing house (or its “proxy”) to exercise the rights, as if they were the individual shareholders of the Company.

Amendment: (3) Apart from Compliance with the Securities Listing Rules as amended from time to time by the Stock Exchange of Hong Kong Limited, the right to vote by hand or no a poll, but a proxy of a shareholder who has appointed more than one proxy may only vote on a poll.

Article 72

Original: A shareholder (including a proxy), when voting at a shareholders’ general meeting, may exercise such voting rights as are attached to the number of voting shares which he represents. Each share shall have one vote.

(add the following to the end of Art. 72)

Amendment: Where any shareholder is, under the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited as amended from time to time, required to abstain from voting on any particular resolution or restricted to voting only for or only against any particular resolution, any votes cast by or on behalf of such shareholder in contravention of such requirement or restriction shall not be counted.

Article 90

Original: Resolutions of a class of shareholders shall be passed by votes representing more than two-thirds of the voting rights of shareholders of that class represented at the relevant meeting who, according to Articles 89 of the Articles of Association, are entitles to vote thereat.

(add the following to the end of Art. 90)

Amendment: Where any shareholder is, under the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited as amended from time to time, required to abstain from voting on any particular resolution in a class meeting or restricted to voting only for or only against any particular resolution in a class meeting, any votes cast by or on behalf of such shareholder in contravention of such requirement or restriction shall not be counted.

Article 94

Original: The Company has a board of Directors, the board of Directors consists of nine Directors. External Directors (which refer to Directors who do not hold positions within the Company, similarly hereinafter) shall constitute over one half of the board member, among which there shall be two or more independent (non-executive) Directors (which refer to Directors independent of the Company’s shareholders and who do not hold positions within the Company, similarly hereinafter.)

Amendment: The Company has a board of Directors, the board of Directors consists of nine Directors. External Directors (which refer to Directors who do not hold positions within the Company, similarly hereinafter) shall constitute over one half of the board member, among which there shall be three or more independent (non-executive) Directors (which refer to Directors independent of the Company’s shareholders and who do not hold positions within the Company, similarly hereinafter.)

Article 95

Original: Directors shall be elected at a shareholders’ general meeting, for a term of three years each. At the expiry of a director’s term of office, the term is renewable upon re-election.

Amendment: Directors shall be elected at a shareholders’ general meeting, for a term of three years each (starting from the date on which the Directors are elected, ending on the date on which the Annual General Meeting is held in the year during which the term expires). At the expiry of a director’s term of office, the term is renewable upon re-election.

Article 95

Original: A written notice of the intention to propose a person for election as a director and a notice in writing by that person indicating his acceptance of such election is required to be given to the Company seven days before the date of such shareholders’ general meeting.

(add the following to the end of the 2nd paragraph of Art. 95)

Amendment: A written notice of the intention to propose a person for election as a director and a notice in writing by that person indicating his acceptance of such election is required to be given to the Company seven days before the date of such shareholders’ general meeting. The period for lodgment of the notices will commence no earlier than the day after the dispatch of the notice of the meeting appointed for such election and end no later than 7 days prior to the date of such meeting.

Article 133

Original: A Director shall not be counted in the quorum, and shall not be entitled to vote, at a meeting to consider any contract, transaction or arrangement in which he has a material interest.

(add the following as the 2nd paragraph of Art. 133)

Amendment: A director shall not vote on any board resolution approving any contract or arrangement or any other proposal in which he or any of his associates (as defined in the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited) has a material interest nor shall he be counted in the quorum present at the meeting.

*	This document is an English translation of the original Chinese document

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